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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                          STEVENS INTERNATIONAL, INC.
                               (Name of Issuer)

                    SERIES A COMMON STOCK, $0.10 PAR VALUE
                        (Title of Class of Securities)

                                   86024C20
                                (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages
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  CUSIP NO. 86024C20                    13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

      Acorn Investment Trust, Series Designated Acorn Fund 36-2692100

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Massachusetts

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                          SOLE VOTING POWER
                     5
     NUMBER OF              None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            534,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            534,000
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          534,000

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          Not applicable

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          5.34%

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      TYPE OF REPORTING PERSON*
12
        IV

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                     * SEE INSTRUCTION BEFORE FILLING OUT!
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Item 1(a)     Name of Issuer:  Stevens International, Inc.
                               (formerly Stevens Graphics Corporation)

Item 1(b)     Address of Issuer's Principal Executive Offices:
                   5500 Airport Freeway
                   Fort Worth, Texas 76117

Item 2(a)     Name of Person Filing:
                   Acorn Investment Trust, Series Designated Acorn Fund

Item 2(b)     Address of Principal Business Office:
                   227 West Monroe Street, Suite 3000
                   Chicago, Illinois 60606

Item 2(c)     Citizenship:
                   The filing person is a Massachusetts business trust.

Item 2(d)     Title of Class of Securities:
                   Series A Common Stock, $.10 Par Value

Item 2(e)     CUSIP Number:  86024C20

Item 3        Type of Person:
                   (d) Investment company registered under section 8 of the Investment Company Act

Item 4        Ownership (at December 31, 1996):

                   (a)  Amount owned "beneficially" within the
                        meaning of rule 13d-3:

                        534,000 shares

                   (b) Percent of class: 5.34% (based on 9,450,102 Class A shares outstanding)

                   (c)  Number of shares as to which such person has:
                        (i)     sole power to vote or to direct the vote:
                                none
                        (ii)    shared power to vote or to direct the vote:
                                534,000
                        (iii) sole power to dispose or to direct the disposition of: none
                        (iv)    shared power to dispose or to direct
                                disposition of:  534,000

Power over voting and disposition of the securities is shared with Wanger Asset Management, L.P. which is the investment advisor of Acorn Investment Trust, Series Designated Fund.

                               Page 3 of 5 Pages
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Item 5        Ownership of Five Percent or Less of a Class:
                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6        Ownership of More Than Five Percent on behalf of Another Person:
                   Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                   Not applicable

Item 8        Identification and Classification of Members of the Group:
                   Not applicable

Item 9        Notice of Dissolution of Group:
                   Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 4 of 5 Pages
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                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 1997               ACORN INVESTMENT TRUST,
                                          SERIES DESIGNATED ACORN FUND

                                        By: /S/ Bruce H. Lauer
                                              Bruce H. Lauer
                                           ------------------------------------
                                            Vice President and Treasurer

                               Page 5 of 5 Pages